Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Announces
Appointment of Chief Operating Officer

Dallas, Texas (January 8, 2014) - Summit Midstream Partners, LP (NYSE: SMLP) announced today the appointment of Rene L. Casadaban as Senior Vice President and Chief Operating Officer of Summit Midstream GP, LLC (the “general partner”), the company that manages and operates SMLP.
Mr. Casadaban will report to Steve Newby, President and CEO of the general partner. Commenting on Mr. Casadaban’s promotion, Mr. Newby said “Rene’s broad experience across our platform and deep industry background in crude oil, natural gas and project management make him uniquely qualified to execute and manage the significant development and expansion projects that we have across the entire Summit enterprise in crude oil, water transportation, and gas gathering and processing. We believe that this change in organizational structure positions Summit for continued success and improved operations as we expand our service offerings and geographic footprint.”
Prior to his appointment as the principal operating officer of our general partner, Mr. Casadaban served as the Senior Vice President of Engineering, Construction, and Operations of our general partner since May 2012. Prior to joining our general partner, Mr. Casadaban was the Senior Vice President of Engineering, Construction and Operations of Summit Midstream Partners, LLC (“Summit Investments”), the ultimate owner of our general partner, from February 2011 until April 2012, and prior to that he served as a Vice President from the time he joined Summit Investments in November 2010.
Mr. Casadaban has 23 years of onshore, offshore and deepwater pipeline systems experience. Prior to joining Summit Investments, Mr. Casadaban worked for Enterprise Products Partners L.P. from 2006 to 2010 as the Director for Deepwater Development of floating production platforms and offshore pipelines. Mr. Casadaban has also served as an independent consultant to ExxonMobil and GulfTerra for Gulf of Mexico and international pipeline projects.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides primarily fee-based natural gas gathering and compression services in four unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado; (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; (iii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; and (iv) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia. SMLP owns and operates 790 miles of pipeline and 181,860 horsepower of compression. SMLP is headquartered in Dallas, TX with offices in Houston, TX, Denver, CO and Atlanta, GA.
SMLP completed its IPO on October 3, 2012 to become a publicly traded entity. References to the “Company”, “we” or “our,” when used for dates or periods ended on or after the IPO, refer collectively to SMLP and its subsidiaries. References to the “Company”, “we” or “our,” when used for dates or periods ended prior to the closing of the IPO, refer collectively to Summit Investments and its subsidiaries.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our actual results in future periods to differ materially from anticipated or projected results.

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An extensive list of specific material risks and uncertainties affecting us is contained in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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